As filed with the Securities and Exchange Commission on September 11, 2007

Registration No. 333-

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

______________________________

           B2 HEALTH, INC.

(Name of small business issuer in its charter)

DELAWARE (State or jurisdiction of incorporation or organization)	3842 (Primary Standard Industrial Classification Code Number)	20-4456503 (I.R.S. Employer Identification No.)

John Quam, President

7750 N. Union Boulevard, Suite 201

 Colorado Springs, CO 80920

         Telephone: 719-266-1544       Facsimile: 425-940-7748

 (Address and telephone number of principal executive offices)

 (Address of principal place of business or intended principal place of business)

American Incorporators, Ltd.

   1220 North Market Street, Suite 808, Wilmington, DE 19801; phone 719-266-1544

(Name, address and telephone numbers of agent for service)

     With Copies to:

Clifford L. Neuman, P.C.

1507 Pine Street

Boulder, CO 80302

Telephone: 303-449-2100      Facsimile: 303-449-1045

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

i

Calculation Of Registration Fee

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, $.0001 par value:	500,000	$1.00	$500,000.00	$100.00
TOTAL:			$500,000.00	$100.00

(1)  Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus

B2 HEALTH, INC.

500,000 Shares of Common Stock

We are offering up to 500,000 shares of the common stock of B2 Health, Inc.

The offering is being conducted on a 200,000-share minimum, 500,000-share maximum, best efforts, and all-or-none basis at an offering price of $1.00 per share.  Each investor must purchase a minimum of 500 shares, for a minimum investment of $500.  All proceeds from the sale of shares will be deposited into an escrow account with Corporate Stock Transfer, Inc., as escrow agent.  If we are unable to sell at least 200,000 shares before the offering period ends, we will return all funds, without deduction or interest, to subscribers promptly after the end of the offering.

The offering will remain open until all of the shares offered are sold or _______________ , 2007 [90 days from the date of this Prospectus], whichever occurs sooner.  We may extend the offering period for an additional 90 days, at our discretion.  We may decide to cease selling efforts prior to such date if we determine that it is no longer beneficial to continue the offering.

We plan to offer the shares through our officers and directors.  We do not plan to use underwriters or pay any commissions on any sales of shares in this offering.

To date, there has been no public market for any of our securities, and our securities are not listed on any stock exchange or traded on the over-the-counter market.  The offering price has been determined by us arbitrarily.

	Price to Public	Proceeds to Company
Per Share	$ 1.00	$ 1.00
Minimum Offering	$ 200,000	$ 200,000
Maximum Offering	$ 500,000	$ 500,000

Investing in our common stock involves a high degree of risk.  You should read the "Risk Factors" beginning on Page 7 before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is _____________, 2007.

B2 HEALTH, INC.

Cross-Reference Index

Item No. and Heading
	In Form SB-2	Location
	Registration Statement	in Prospectus

1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Forepart of Registration Statement and Outside Front Cover Page of Prospectus

2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus

3.	Summary and Risk Factors	Prospectus Summary; Risk Factors

4.	Use of Proceeds	Use of Proceeds; Risk Factors

5.	Determination of Offering Price	The Offering

6.	Dilution	Dilution

7.	Selling Securityholders	*

8.	Plan of Distribution	Prospectus Summary; The Offering

9.	Legal Proceedings	Legal Proceedings

10.	Directors, Executive Officers, Promoters and Controlling Persons	Management

11.	Security Ownership of Certain Beneficial Owners and Management	Security Ownership of Management and Principal Stockholders

12.	Description of Securities	Description of Securities

13.	Interest of Named Experts and Counsel	Legal Matters; Experts

14.	Disclosure of SEC Position on Indemnification for Securities Act Liabilities	Management - Indemnification and Limitation on Liability of Directors

15.	Organization Within Last Five Years	The Company; Business – Overview

16.	Description of Business	Prospectus Summary; Risk Factors; Business

17.	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition and Results of Operations; Financial Statements; Business

18.	Description of Property	Business

19.	Certain Relationships and Related Transactions	Certain Transactions

20.	Market for Common Equity and Related Stockholder Matters	Market for Common Stock

21.	Executive Compensation	Management - Executive Compensation

22.	Financial Statements	Financial Statements

23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	*

* Omitted from Prospectus because Item is inapplicable or answer is in the negative

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Prospectus Summary

       This summary highlights important information about our business and about the offering.  Because it is a summary, it does not contain all the information you should consider before investing in our securities.  Please read this entire prospectus, including the information under “Risk Factors” and our consolidated financial statements and related notes included elsewhere in this prospectus.

B2 Health, Inc., a Delaware corporation, is a holding company for its wholly-owned operating subsidiary, Back 2 Health, Ltd., a Colorado corporation.  Throughout this prospectus, the terms "our," "we," "us," and "the Company," refer to B2 Health, Inc. and its subsidiary, Back 2 Health, Ltd.

About our Company

We are a medical device company engaged in the design, development, manufacturing and marketing of premium motorized physical therapy treatment beds for a broad range of back and spinal medical indications.  Our principal product is the Backroller Intersegmental Traction Bed (the “Backroller”).  The Backroller passively exercises spinal muscles and massages paraspinal muscles and tissue, thus providing trainers, physical therapists, doctors, chiropractors and individuals an effective way to relieve back and spinal pain.

The actions of the Backroller are designed to be helpful in:

•

Relieving back pain or stiffness

•

Providing muscular massage

•

Improving spinal mobility and muscle flexibility

•

Providing linear muscle traction of spine

•

Reliving fatigue, tiredness and tension

•

Improving spinal range of motion

•

Offers better sleep all night long

•

Reducing painful “knots” in the back muscles

•

Contributing to total body relaxation

The Backroller is easy to use, having been engineered with a variety of user friendly features, including touch screen technology.  It is fully automated and designed with firmware technology and memory for ease of future software upgrades.  We believe the traditional benefits of decompression therapy through traction combined with the actions of the Backroller will enable trainers, physical therapists, doctors, chiropractors and other health service providers to offer an effective pain relieving therapy, while at the same time, generating increased income.

We sell the Backroller through a network of local and regional third-party wholesale distributors, including independent medical supply and service organizations.  Currently, our greatest demand for the Backroller currently stems from practitioners in the chiropractic, osteopathic and therapeutic fields, as well as from traditional medical doctors.

We were incorporated in Delaware on March 8, 2006.  Our principal executive offices are located at 7750 N. Union Blvd., Suite 201, Colorado Springs, Colorado 80920, and our telephone number at that address is (719) 266-1544.  Our website address is www.back2healthltd.com.  The reference to this website address does not constitute incorporation by reference of the information contained therein.

About The Offering

Securities offered:
Minimum	200,000 shares of common stock
Maximum	500,000 shares of common stock
Price to the public:	$ 1.00 per share
Total Offering:
Minimum	$ 200,000
Maximum	$ 500,000
Shares Outstanding After Offering(1)
Minimum	767,500 (1)
Maximum	1,067,500 (1)
Manner of sales:	Solely through our officers and directors. We do not plan to use the services of an underwriter.
Commissions:	No commissions will be paid on sales of shares in this offering.
Term of offering:

The offering will begin on the date of this prospectus and will end _____________, 2007 [90 days from the date of this prospectus], unless all 500,000 shares of common stock are sold sooner, or unless extended for an additional period of up to 90 days.

Minimum investment:	Each investor in this offering must purchase a minimum of 500 shares, or $500.
Escrow Arrangement: (1)

This offering is being undertaken on a best efforts minimum of 200,000 shares and maximum of 500,000 shares.  Within five days of our receipt of a subscription agreement accompanied by a check for the subscription amount, we will send by first class mail a written confirmation to notify the investor of the extent if any, to which such subscription has been accepted by us.  The proceeds will be deposited into an escrow account with Corporate Stock Transfer, Inc., our transfer agent, as escrow agent.  Once the offering is terminated, and provided at least the minimum offering of 200,000 shares have been sold, the proceeds of the offering will be released from escrow and delivered to the Company.  If the offering is terminated without achieving the minimum sale of 200,000 shares, all subscriptions will be promptly returned to the investors, without deduction or interest.

1  Includes 62,500 shares held as treasury stock.

Subscription agreements:

Investors in the offering will be required to sign a subscription agreement at the time of their investment and deliver it together with payment for their shares, to Corporate Stock Transfer, Inc., our transfer agent, as escrow agent.  All subscription payments should be made payable to the order of "B2 Heath, Inc. Escrow Account."  Assuming the sale of the minimum offering of 200,000 shares investors will receive their certificates within 30 days following the termination date of this offering.

Participation by affiliates:

Our affiliates may not purchase shares in the minimum offering to satisfy the minimum offering requirement.  Affiliates may participate after the minimum offering has been completed; however, no affiliate has made any commitment to participate.  We have not placed any limitation on the number of shares an affiliate may purchase in the offering.

Summary Financial Data

       The following summary financial data is derived from our audited financial statements as of and for the period ended September 30, 2006 and unaudited financial statements as of and for the nine month period ended June 30, 2007 and for the period from inception through June 30, 2007. The summary financial data is incomplete and should be read in conjunction with the complete financial statements contained elsewhere in this prospectus.  Our historical operating information may not be indicative of our future operating results.

Statement of Operations Data:	Inception to September 30,	Nine Months Ended June 30, 2007	Inception through June 30, 2007
	2006	Unaudited	Unaudited

Total Revenues	$ -	$ 10,998	$ 10,998
Operating expenses	28,466	38,223	66,689
Net (loss)	(28,466)	(37,386)	(65,852)
Basic and diluted loss per share	$ (.07)	$ (.08)
Shares used in computing basic and diluted loss per share	412,500	501,667

Balance Sheet Data:	September 30, 2006	June 30, 2007 (unaudited)	At June 30, 2007
		Unadjusted	Adjusted
			Minimum (1)	Maximum (2)
Working capital (deficit)	$ 64,034	$ 4,777	$ 154,777	$ 454,777
Total assets	78,374	75,663	225,663	525,663
Total liabilities	4,340	36,790	36,790	36,790
Stockholders' equity	$ 74,034	$ 38,873	$ 188,873	$ 488,873

_______________________

(1)

Adjusted to give effect to the sale of 200,000 shares for net proceeds of $150,000.

(2)

Adjusted to give effect to the sale of 500,000 shares for net proceeds of $450,000.

Forward-Looking Statements

In General

       This prospectus contains statements that plan for or anticipate the future.  In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like.  These forward-looking statements include, but are not limited to, statements regarding the following:

*	our product and marketing plans

*	consulting and strategic business relationships;

*	statements about our future business plans and strategies;

*	anticipated operating results and sources of future revenue;

*	our organization's growth;

*	adequacy of our financial resources;

*	development of new products and markets;

*	competitive pressures;

*	changing economic conditions;

*	expectations regarding competition from other companies; and

*	our ability to manufacture and distribute our products.

Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied.  For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:

*	changes in general economic and business conditions affecting the back and spine pain relief industries;

*	developments that make our Backroller less competitive;

*	changes in our business strategies;

*	the level of demand for our products; and

In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward looking statements contained in this prospectus are not available and do not apply to us.

Risk Factors

An investment in our securities is speculative and involves a high degree of risk.  Please carefully consider the following risk factors, as well as the possibility of the loss of your entire investment, before deciding to invest in our securities.

Risks Related to This Offering and Our Stock

The tangible book value of our common stock after the offering will be lower than the offering price, which will result in immediate and substantial dilution for investors.

Even if we sell all 500,000 shares that we are offering, investors purchasing shares of our common stock in this offering will incur immediate and substantial dilution of their investment of approximately $0.57 per share, or 57% of the offering price, based upon our adjusted net tangible book value as of June 30, 2007.  If we sell fewer than 500,000 shares, the dilution will be even greater.  To the extent that currently outstanding options to purchase our common stock are exercised, there will be further dilution to investors acquiring shares of common stock.

Future issuances of our common stock could dilute current shareholders and adversely affect the market if it develops.

We have the authority to issue up to 50,000,000 shares of common stock and 10,000,000 shares of preferred stock and to issue options and warrants to purchase shares of our common stock, without shareholder approval.  These future issuances could be at values substantially below the price paid for our common stock by investors in this offering, which would result in significant dilution to those investors.  In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval, which would not only result in further dilution to investors in this offering but could also depress the market value of our common stock, if a public trading market develops.

We may issue preferred stock that would have rights that are preferential to the rights of the common stock that could discourage potentially beneficial transactions to our common stockholders.

An issuance of additional shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock.  Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.  The issuance of preferred stock could impair the voting, dividend and liquidation rights of common stockholders without their approval.

There is currently no market for our common shares, and investors may be unable to sell their shares for an indefinite period of time.

There is presently no market for our common shares.  There is no assurance that a liquid market for our common shares will ever develop in the United States or elsewhere, or that if such a market does develop that it will continue.  Accordingly, an investment in common shares of our Company should only be considered by those investors who do not require liquidity and can afford to suffer a total loss of their investment.  An investor should consult with professional advisers before making such an investment.

Over-the-counter stocks are subject to risks of high volatility and price fluctuation.

We have not applied to have our shares listed on any stock exchange or on the NASDAQ Capital Market, and we do not plan to do so in the foreseeable future.  As a result, if a trading market does develop for our common stock, of which there is no assurance, it is likely that our shares will trade on the over-the-counter (“OTC”) market.  The OTC market for securities has experienced extreme price and volume fluctuations during certain periods.  These broad market fluctuations and other factors, such as new product developments and trends in our Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our common stock and make it more difficult for investors in this offering to sell their shares.

Trading in our securities will in all likelihood be conducted on an electronic bulletin board established for securities that do not meet NASDAQ listing requirements.  As a result, investors will find it substantially more difficult to dispose of our securities.  Investors may also find it difficult to obtain accurate information and quotations as to the price of, our common stock.

Our stock price may be volatile and as a result, investors could lose all or part of their investment. The value of an investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•

failure to meet sales and marketing goals or operating budget;

•

decline in demand for our common stock;

•

operating results failing to meet the expectations of securities analysts or investors in any quarter;

•

downward revisions in securities analysts' estimates or changes in general market conditions;

•

investor perception of our Company's industry or prospects; and

•

general economic trends.

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile.  These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock.  As a result, investors may be unable to resell their shares at or above the offering price.

Outstanding shares that are eligible for future sale could adversely impact a public trading market for our common stock, if a public trading market develops.

All of the 505,000 shares of common stock currently outstanding were offered and sold by us in private transactions in reliance upon an exemption from registration under the Securities Act. Accordingly, all of such shares are "restricted securities" as defined by Rule 144 ("Rule 144") under the Securities Act and cannot be resold without registration except in reliance on Rule 144 or another applicable exemption from registration.  In general, under Rule 144 a person (or persons whose shares are required to be aggregated), including any affiliate of ours, who beneficially owns restricted shares for a period of at least one year is entitled to sell within any three month period shares equal in number to the greater of: (i) one percent of the then outstanding shares of common stock, or (ii) the average weekly trading volume of the same class of shares during the four calendar weeks preceding the filing of the required notice of sale with the Commission.  The seller must also comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company.  In addition, any person (or persons whose shares are required to be aggregated) who is not, at the time of sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least two years, can sell such shares without regard to notice, manner of sale, public information or the volume limitations described above.  No shares of our common stock are currently eligible for resale under Rule 144.

Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our Equity Incentive Plan.  Persons who are not affiliates, and who receive shares that are registered under this registration statement, will be able to resell those shares in the public market without restriction under the Securities Act.  This registration statement will become effective immediately upon filing.

No prediction can be made as to the effect, if any, that future sales of restricted shares of common stock, or the availability of such common stock for sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of such common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of the common stock.

If a public trading market for our shares develops, owners of our common stock will be subject to the “penny stock” rules.

Since our shares are not listed on a national stock exchange or quoted on the Nasdaq Market within the United States, if a public trading market develops, of which there can be no assurance, trading in our shares on the OTC market will be subject, to the extent the market price for our shares is less than $5.00 per share, to a number of regulations known as the "penny stock rules".  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the investor and receive the investor’s written agreement to the transaction.  To the extent these requirements may be applicable they will reduce the level of trading activity in the secondary market for our shares and may severely and adversely affect the ability of broker-dealers to sell our shares, if a publicly traded market develops.

We do not expect to pay cash dividends in the foreseeable future.  Any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on any shares of our capital stock, and we do not anticipate that we will pay any dividends in the foreseeable future.  Our current business plan is to retain any future earnings to finance the expansion of our business.  Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our consolidated financial condition, results of operations, capital requirements and other factors as our board of directors may deem relevant at that time.  If we do not pay cash dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

All of our assets have been pledged as collateral to secure the repayment of loans under a Credit Agreement with a related third party.  If we default in those loans, our assets would be subject to risk of forfeiture.

All of our assets have been pledged as security in the Credit Agreement we entered into with John Overturf, Jr., a related party.  If we are unable to pay any of the debt incurred under the Credit Agreement in a timely fashion or otherwise breach any of the terms of the Credit Agreement (and Mr. Overturf demands payment in cash rather than in shares of our common stock), our assets would be subject to foreclosure by Mr. Overturf.  Should foreclosure occur, it is likely that we would be forced to discontinue operations and our interest in the assets could be forfeited.  As of June 30, 2007, we had drawn an aggregate of $15,000 in advances under the Credit Agreement.

If the Company were to dissolve or wind-up, holders of our common stock may not receive a liquidation distribution.

If we were to wind-up or dissolve B2 Health, Inc. and liquidate and distribute our assets, our shareholders would share ratably in our assets only after we satisfy any amounts we would owe to our creditors.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, we cannot give you any assurance that sufficient assets will remain available after the payment of our creditors to enable you to receive any liquidation distribution with respect to any shares you may hold.

Changes in the corporate and securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 (SOX), which became law in July 2002, has required changes in some of our corporate governance, securities disclosure and compliance practices. In response to the requirements of SOX, the SEC and major stock exchanges have promulgated new rules and listing standards covering a variety of subjects. Compliance with these new rules and listing standards that are likely to increase our general and administrative costs, and we expect these to continue to increase in the future. In particular, we will be required to include the management and auditor reports on internal control as part of our annual report for the year ending December 31, 2007 pursuant to Section 404 of SOX. We are in the process of evaluating our internal control systems in order (i) to allow management to report on, and our independent auditors to attest to our internal controls, as required by these laws, rules and regulations, (ii) to provide reasonable assurance that our public disclosure will be accurate and complete, and (iii) to comply with the other provisions of

Section 404 of SOX.  We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact these may have on our operations.  Furthermore, there is no precedent available by which to measure compliance adequacy.  If we are not able to implement the requirements relating to internal controls and all other provisions of Section 404 in a timely fashion or achieve adequate compliance with these requirements or other requirements of SOX, we might become subject to sanctions or investigation by regulatory authorities such as the SEC or NASD. Any such action may materially adversely affect our reputation, financial condition and the value of our securities, including our common stock. We expect that SOX and these other laws, rules and regulations will increase legal and financial compliance costs and will make our corporate governance activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and expensive for us to obtain director and officer liability insurance.

 If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

     Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide financial reports or prevent fraud, our business reputation and operating results could be harmed. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Risks Related to Our Business

We are subject to risks associated with a new business

Our operations are subject to all of the risks inherent in a start-up business enterprise.  These risks include the absence of a substantial operating history, shortage of cash, under-capitalization and lack of experience in our chosen industry.  We expect to encounter various problems, expenses, complications and delays in connection with the development of our business.  The profit potential of our business model is unproven and there can be no assurance that our services will achieve commercial acceptance.

We have recently emerged from being a development stage company with a history of operating losses.

     We were incorporated on March 8, 2006.  For the nine months ended June 30, 2007, we had $10,998 in sales, and we recorded a cumulative operating loss of approximately $(65,852).  We expect to incur additional losses until sufficient sales of our Backroller Intersegmental Traction products are achieved.  We have not yet commenced manufacturing and shipping of the Backroller in substantial volumes. Our limited operating history makes the prediction of future operating results difficult or impossible to make. There can be no assurance that our future revenues will ever be significant or that our operations will ever be profitable.

Our limited operating history makes it difficult to evaluate our prospects and the merits of investing in our securities.

     Our business is at an early stage of development.  We have not begun to generate significant revenues.  Our business will require significant additional investment in inventory and marketing.  As a general guideline, we anticipate expending approximately $6,000 per month on our day-to-day operations for fiscal 2007.  Should our efforts to market and promote ourselves to distributors, health care practitioners and end-users be unsuccessful, we may not attract enough customers to purchase the Backroller from us.  Accordingly, there can be no assurance that our future revenues will ever be significant or that our operations will ever be profitable.

Our trademarks, including the name “Backroller” and other intellectual property rights do not provide us with protection against competition.

     We rely heavily on developing brand recognition for the Backroller Intersegmental Traction Bed (the “Backroller”) and claim common law trademark protection for its name.  We have also recently applied to the United States Patent and Trademark Office to register our trademark in the name Backroller.

     Additionally, we rely upon a combination of laws and contractual restrictions, including restrictions contained in confidentiality agreements, to establish and protect our rights to any intellectual property that we create.  Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary.  Accordingly, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology.  Furthermore, policing the unauthorized use of our products is difficult.  Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others.  This litigation could result in substantial costs and diversion of resources and could significantly harm our business.  Nonetheless, we do not believe that intellectual property rights, including trademark and copyright laws form a basis for significant competitive advantage or protect us from intense competition.

We may not be able to finance the development of our business, or the terms of future financings could be disadvantageous to our shareholders.

     Our ability to satisfy our future capital requirements and implement our expansion plans will depend upon many factors, including the financial resources available to us, the expansion of our sales and marketing efforts and the status of competition.  However, the exact amount of funds that we will require will depend upon many factors, and it is possible that we will require additional financing prior to such time.  There can be no assurance that additional financing will be available to us on acceptable terms, or at all.  If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result.  If adequate funds are not available, we may be required to delay, reduce or eliminate our programs or obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our products, technologies or other assets.  Accordingly, the inability to obtain such financing could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on a limited number of products.  All of our sales have been derived from sales of our existing Backroller Intersegmental Traction table.

     Although we plan to develop products in addition to the Backroller, there can be no assurance that these development efforts will be successful or, if successful, that resulting products will receive market acceptance, generate significant sales or result in gross profits.  We believe that success in the general back and spinal pain market is somewhat dependent on product acceptance by orthopedists and chiropractors.  Our future operating results, particularly in the near term, are significantly dependent upon market acceptance of the Backroller.  Because all of our current sales are derived from the Backroller, failure to achieve broad market acceptance of the Backroller as a result of competition, technological change or other factors or the failure to successfully market any new or enhanced versions of existing products would have a material adverse effect on our business, operating results and financial condition.

We may not be able to keep up with rapid technological change and expensive technological innovation.

     The back and spinal pain management market is characterized by rapid, technological innovation and change.  Many companies are engaged in research and development of devices, drugs and alternative methods to relieve back pain, enhance spinal mobility and improve sleep.  New technologies may be developed which may render our products obsolete and non-competitive.  If we cannot keep pace with the technological developments and become uncompetitive, we may not be able to generate sufficient revenues, or any existing revenues may materially decrease.

We face significant competition in the markets where we operate from competitors with greater financial resources and established operations and revenues, which make it difficult to attract customers and obtain a market share.

     The back and spinal pain management market is very competitive and competition is likely to increase.  Increased competition may result in price cuts, reduced gross margins and loss of market share, any of which could seriously harm our business.  Many of our competitors have, and potential competitors may possess, longer operating histories and significantly greater financial, technical, personnel and other resources than us.  Competitors and potential competitors may also have larger, more established research and development departments and greater name and brand recognition than we currently possess.  These greater resources may permit them to implement extensive advertising, sales, promotions and programs that we may not be able to match.  Better financed competitors may also have greater success in future research and development efforts.  As these competitors enter the field, our sales growth may fail to increase, despite its efforts to continue to design and manufacture superior products.  There can be no assurance that we will have the ability to compete successfully in this environment.  If we are unable to compete successfully, our business will be seriously harmed.

We have limited human resources; we need to attract and retain highly skilled personnel and consultants; and we may be unable to manage our growth with our limited resources effectively.

     We expect that the expansion of our business may place a strain on our limited managerial, operational, and financial resources.  We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations.  Our future success will depend in large part on our ability to attract, train, and retain additional highly skilled executive level management, logistics, and sales personnel.  We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all.  Further, our ability to manage our growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees.  If we are unable to manage growth effectively, our operating results will suffer.

     Our success will depend, to a large degree, upon the efforts and abilities of our officers and key management employees, including, without limitation, John Quam, our President and member of the Board of Directors (the “Board”), and John Overturf, Jr.  For direct knowledge of the industry, extensive research experience and professional administration skills, we rely on Dr. Glynn Hopkins, a chiropractic consultant, and Rusty Munn, the manufacturing designer of the Backroller.  The loss of the services of one or more of our key consultants could have a material adverse effect on our operations.  We have no employment agreements with any of our employees, and do not maintain a key man life insurance policy on any employee; nor do we have any written consulting agreements with Dr. Hopkins or Mr. Munn.

We depend on our suppliers for our components and raw materials, and our production or operating margins would be harmed if these suppliers are not able to meet our demand and reasonable alternative sources are not available.

     The components used to make the Backroller come from various suppliers.  The Backroller is comprised of many elements, all of which are available as commodity products.  We believe that each of these components is readily available in sufficient quantities from multiple sources on commercially accepted terms.  However, any substantial increase in the price or interruption in the supply of these materials, or if one or more of our suppliers are unable to meet our demand for our components, and if we are unable to obtain alternative sources, our ability to maintain timely and cost-effective production of the Backroller would be seriously harmed and our operating results would suffer.  An inability to obtain adequate supplies of component parts could significantly delay the manufacture and marketing of the Backroller and other future products.  We may have to seek alternative sources of supply or abandon or sell product lines on unsatisfactory terms.  We may not be able to enter into alternative supply arrangements on commercially acceptable terms, if at all.  In addition, as we do not have written agreements with any of our suppliers, they may stop manufacturing our components at any time.

We rely on third parties to manufacture our products and our reputation and operating results could be harmed if they fail to produce quality products in a timely and cost-effective manner and in sufficient quantities.

     We do not currently have manufacturing facilities or personnel to independently manufacture the Backroller.  We depend on third-party manufacturers to produce the Backroller in a timely fashion, at satisfactory quality and cost levels.  If our manufacturers fail to produce quality finished Backrollers on time, at expected cost targets and in sufficient quantities, our reputation and operating results would suffer.  In addition, as we have no long-term agreements with our manufacturers, we do not have firm commitments on the timing, pricing and quality of the manufacturing process, and, they manufacturers may stop manufacturing for us at any time, with little or no notice.  If for any reason we are unable to obtain or retain third party manufacturers on commercially acceptable terms, we may not be able to distribute the Backroller, or other future products, as planned.  If we encounter delays or difficulties with contract manufacturers in producing or packaging the Backroller, the distribution, marketing and subsequent sales of the Backroller will be adversely affected.  There can be no assurance that the manufacturers we have engaged will be able to provide sufficient quantities of the Backroller or that the Backroller supplied will meet our specifications.

We do not have written agreements with our manufacturers and, as a result, we could be subject to increases in component or manufacturing costs and/or delivery schedule changes which could harm our reputation and operating results.

     Cost increases for our components or manufacturing services, whether resulting from shortages of materials, labor or otherwise, including, but not limited to rising cost of materials, transportation, services, labor, commodity price increases and the impact of foreign currency fluctuations could negatively impact our gross margins.  Because of market condition and other factors, we may not be able to offset any such increased costs by adjusting the price of our products.

Any errors or defects contained in our products, or our failure to comply with applicable safety standards, could result in delayed shipments or rejection of our products, damage to our reputation and expose us to regulatory or other legal action.

     In the future, we may experience delays in releasing the Backroller, or other future products due to defects or errors in the products.  The Backroller may contain errors or defects after commercial shipments have begun, which could result in the rejection of our products by our distributors, damage to our reputation, lost sales, diverted development resources and increased customer service and support costs and warranty claims, any of which could harm our business.  Individuals could sustain injuries from our products, and we may be subject to product liability claims or lawsuits resulting from such injuries. There is a risk that these claims or liabilities may exceed, or fall outside the scope of, our insurance coverage.  Concerns about potential liability may lead us to recall voluntarily the Backroller. While we currently maintain product liability insurance, a significant product liability judgment against us or a widespread product recall, to the extent either such event is in excess of the limits of its product liability insurance, could result in substantial financial losses.

We rely heavily upon independent distributors to market our product.  Those distributors also market other back and spine pain relieving equipment, including traction beds, which are competitive with ours.  As a result, distributors over whom we exercise little control can significantly influence the degree to which third parties buy our products instead of products of competitive manufacturers.

     We distribute our products through a network of independent distributors for resale to trainers, physical therapists, doctors, chiropractors.  Accordingly, we depend on these distributors to sell the Backroller and to assist us in creating demand for, and promoting market acceptance of our product.  We also depend upon them to provide adequate pre-sales service to our customers.  These distributors also promote and market other back and spine pain relieving products, some of which are in competition with the Backroller.  There can be no assurance that our distributors will devote the resources necessary to provide effective sales and promotional support to us.  A disruption of our distributors, the loss of a significant customer, or the termination by any major distributor could have a material adverse impact on our sales and results of operations.

     If for any reason we are unable to obtain or retain third party distributors on commercially acceptable terms, we may not be able to distribute the Backroller as planned.  If we encounter delays or difficulties with contract distributors, the distribution, marketing and subsequent sales of the Backroller would be adversely affected, and we may have to seek alternative sources of distribution or abandon or sell the Backroller on unsatisfactory terms.  We may not be able to enter into alternative distribution arrangements on commercially acceptable terms, if at all.  There can be no assurance that the distributors we have engaged will be able to provide sufficient distribution of the Backroller in order for us to meet our current or future obligations to our customers.

     We have no formal long-term written distribution agreements with our distributors; and most distribution arrangements can be terminated by the distributor without prior notice.  As a result, agreements with respect to price, inventory, cooperative advertising or special promotions, among other things, are subject to periodic negotiation with each distributor.  Additionally, distributors make no binding long-term commitments to us regarding purchase volumes and make all purchases by delivering on-time purchase orders.  A down-turn in the performance, a change in the terms on which we conduct business, or the loss of a single distributor, could negatively impact the timing, quality, price and sales of the Backroller and, as a result, our business and operating results could be harmed.

We do not have a written warranty policy; manufacturing defects are handled directly by us and we may experience significant returns or warranty claims.

     We offer a limited lifetime warranty on all Backrollers.  Since we have only a limited history of commercial sales of our Backroller, we have no data regarding its performance or maintenance requirements.  Accordingly, we have no basis on which we can currently predict warranty costs.  If we experience significant warranty service requirements or product recalls, potential customers may not purchase our products.  Any significant warranty service requirements or product recalls would increase our costs substantially and likely reduce the value of our brand.

We could become subject to infringement claims by third-parties which could impair our limited capital resources and potentially result in substantial adverse judgment.

     In recent years, there has been significant litigation in the United States and elsewhere involving patents and other intellectual property rights.  Third parties may assert patent, copyright, trademark and other intellectual property rights to technologies used in our business. Any infringement claims, with or without merit, could be time consuming, result in costly litigation, and divert the efforts of our technical and management personnel.  If we are unsuccessful in defending against these types of claims, we may be required to do one or more of the following:

•

stop selling those products that use or incorporate the challenged intellectual property;

•

attempt to obtain a license to sell or use the relevant technology or substitute technology, which license may not be available on reasonable terms or at all;

•

redesign those products that use the relevant technology, which we may not be able to do on a timely or cost effective basis, or at all; or,

•

pay substantial damages.

     In the event a claim against us is successful and we can not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign its products to avoid infringement, our business will be significantly harmed.  A substantial uninsured judgment could force us to cease operations altogether.

The success of our business depends in large part on health care reform.

     The levels of revenues and profitability of medical device companies may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means.  In the United States there have been, and we expect that there will continue to be, a number of federal and state proposals to control health care costs.  There have been a number of proposals introduced to Congress to comprehensively reform the nation’s health care system.  Some of the proposed legislation has contained measures intended to control public and private spending on health care as well as to provide universal public access to the health care system.  In addition, some of the proposed legislation included limitations on Medicare and Medicaid reimbursement for medical products and services and called for the creation of a committee to monitor and evaluate the pricing of new medical products and services.  Although no such legislation has been passed by Congress, federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of additional reforms to the health care systems in their respective jurisdictions, including reforms that may affect the medical device industries.  It is uncertain what new legislative proposals, if any, might be adopted or what actions federal, state or third-party payers may take in response to any health care reform proposals or legislation.  We cannot predict the effect health care reforms may have on its business or the business of its collaborators.

     In the United States and elsewhere, sales of therapeutic pain management products are dependent in part on the availability of reimbursement from third-party payers, such as government and private insurance plans. These third-party payers are increasingly challenging the prices charged for medical products and services.  If we succeed in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow us to sell our products on a profitable basis.

Market acceptance of the Backroller will be adversely impacted by the absence of reimbursement from third party health care payers, which cannot be guaranteed.

     There can be no assurance that any product we develop will gain market acceptance among health care providers.  We do not believe that our Backroller will be eligible for third-party reimbursement, and as a result, market acceptance may be adversely affected.

The success of the Backroller depends in large part upon the acceptance by medical practitioners and patients, which cannot be guaranteed.

     Medical practitioners and patients may not accept and use the Backroller.  Acceptance and use will depend upon a number of factors, including perceptions by members of the health care community, including physicians, about the safety and effectiveness of the device; cost-effectiveness of the device relative to competing products; availability of reimbursement for the products from government or other healthcare payers; and effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.  Because we expect sales of the Backroller to generate substantially all of our product revenues for the foreseeable future, the failure of the Backroller to find market acceptance would harm our business and could require us to seek additional financing.

Determination of Offering Price

     The offering price of the shares being offered hereby was arbitrarily determined by us and is not necessarily related to our assets, book value or financial condition.  In determining the offering price and the number of shares to be offered, we considered such factors as our financial condition, our net tangible book value, limited operating history and general condition of the securities market.  Accordingly, the offering price of the shares may not indicate the actual value of our securities.

     There currently exists no public trading market for our common stock, and we cannot assure you that such a market will develop in the future.  In the absence of an active public trading market, an investor may not be able to liquidate his investment without considerable delay, if at all.  If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operation.

     If our securities are not quoted on the OTC Electronic Bulletin Board, they may be quoted in the "pink sheets" maintained by the Pink Sheets, LLC, which reports quotations by brokers or dealers making a market in particular securities.  We have no agreement with any other broker or dealer to act as a market maker for our securities and there is no assurance that we will be successful in obtaining any market makers.  The lack of a market maker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate quotations as to the price of, our securities.

Use of Proceeds

     The net proceeds to us from the sale of the shares after deducting estimated offering expenses of $50,000, are expected to be approximately $150,000 if the minimum number of 200,000 shares are sold at an offering price of $ 1.00 per share, $300,000 if the median number of 350,000 shares or sold or $450,000 if the maximum number of 500,000 shares are sold.

     The following sets forth our anticipated allocation of the proceeds of the offering in order of priority.

Application of proceeds	Minimum	%	Median	%	Maximum	%
Sales and Marketing	$ 50,000	33%	$ 100,000	33%	$ 150,000	34%
Inventory	$ 25,000	17%	$ 75,000	25%	$ 100,000	22%
Working Capital	$ 75,000	50%	$ 125,000	42%	$ 200,000	44%
-------------------------------
Total:	$ 150,000	100%	$ 300,000	100%	$ 450,000	100%

Sales and Marketing.  Consists of participation in industry trade shows; website development and increasing print, internet advertising and marketing materials.

Inventory.  Assuming we are able to increase demand within existing markets, we will need additional Backrollers.  Each new Backroller will cost an estimated $1,500 to manufacture.

Working Capital.  Consists of existing employee salaries and benefits, increased administrative staff, and marketing expansion, including engaging new distributors in new territories and marketing materials.  During the next twelve months, we plan to expand our distribution channels so that we have markets throughout the United States, including regional distributors in strategic locations.

     The amounts and timing of our actual expenditures will depend on numerous factors, including the results of our sales and marketing activities, competition and the amount of cash generated or used by our operations and may vary substantially from the foregoing estimates.  We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the balance of the net proceeds.  Pending the uses described above, we intend to invest the net proceeds in certificates of deposit, short-term obligations of the United States government, or other money-market instruments that are rated investment grade or its equivalent.  Any income from these short-term investments will be used for working capital.  We currently estimate that proceeds of the offering will be sufficient to meet our working capital requirements for approximately six months if only the minimum proceeds are received, or for approximately the next 12 months if the maximum proceeds are received, depending on the rapidity of our expansion and ability to achieve break-even operations.

Dividend Policy

     We have not declared or paid cash dividends on our common stock in the preceding fiscal year.  We currently intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future.  Our Board of Directors will determine whether any cash dividends will be declared in the future.

Capitalization

       The following table sets forth our capitalization as of June 30, 2007.  This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.

	As of June 30, 2007
	Unadjusted	As Adjusted
		Minimum (1)	Maximum (2)
Long-term debt:	---	---	---
Stockholders' Equity:
Preferred Stock, $.0001 par value,
no shares authorized; no shares issued and outstanding at June 30, 2007.	---	---	---
Common Stock, $.0001 par value,

50,000,000 shares authorized; 567,500

shares issued and outstanding at June

30, 2007; 767,500 shares issued and

outstanding, as adjusted, assuming

the minimum number of shares are

sold; 1,067,500 shares issued and

outstanding, as adjusted, assuming

the maximum number of shares are

sold

	57	72	102

Additional paid-in capital	129,943	279,928	579,898
Treasury stock	(25,000)	(25,000)	(25,000)
Accumulated (deficit)	(66,127)	(66,127)	(66,127)
Stockholders equity	$ 38,873	$ 188,873	$ 488,873

_________________

(1)

Assumes the sale of 200,000 shares for gross proceeds of $200,000.

(2)

Assumes the sale of 500,000 shares for gross proceeds of $500,000.

Dilution

     At June 30, 2007 we had a net tangible book value of $6,414 or $0.01 per share, based upon 567,500 shares of common stock outstanding.  Net tangible book value per share is determined by dividing the number of outstanding shares of common stock into our net tangible book value, meaning total assets less intangible assets less total liabilities, and then subtracting capitalized offering costs.

     If we sell all 500,000 shares that we are offering, of which there is no assurance, the adjusted net tangible book value as of June 30, 2007, after deducting $50,000 in offering costs, would have been $456,414 or $0.43 per share of common stock, based upon 1,067,500 shares outstanding.  This represents an immediate increase in net tangible book value of $0.41 per share to current stockholders and an immediate decrease of $0.57 per share to you as an investor in our offering.  To the extent fewer shares are sold in the offering, the dilution to investors will be greater.

     If we sell the median of 350,000 shares, of which there is no assurance, the adjusted net tangible book value as of June 30, 2007, after deducting $50,000 in offering costs, would have been $306,414 or $0.33 per share of common stock, based upon 917,500 shares outstanding.  This represents and immediate increase in net tangible book value of $0.32 per share to current stockholders and an immediate decrease of $0.67 per share to you as an investor in our offering.

     If we sell the minimum of 200,000 shares, of which there is no assurance, the adjusted pro forma net tangible book value deficit as of June 30, 2007, after deducting $50,000 in offering costs, would have been $156,414 or $0.20 per share of common stock, based upon 767,500 shares outstanding.  This represents an immediate increase in net tangible book value of $0.19 per share to current stockholders and an immediate decrease of $0.80 per share to you as an investor in our offering.

     The following table illustrates the per share dilution, assuming (i) 200,000 shares are sold in our offering; ( ii) 350,00 shares are sold; and (ii) all 500,000 shares are sold:

	Minimum	Median	Maximum

Public offering price per share of common stock	$1.00	$1.00	$1.00

Net tangible book value per share of common stock before offering	$0.01	$0.01	$0.01

Increase per share of common stock attributable to present stockholders
	$0.19	$0.32	$0.42

Decrease per share of common stock attributable to new investors
	$0.80	$0.67	$0.57

Dilution per share as a percent	80%	67%	57%

     The foregoing calculations are based upon 567,500 shares outstanding at June 30, 2007.

     The following table sets forth, as of June 30, 2007, the number of shares of common stock that have been purchased, or that may be purchased under outstanding options by affiliated shareholders only, assuming for this purpose that all such options have been exercised, the percentage of total consideration paid, and the average price per share paid by (i) our officers, directors, promoters, and affiliated persons (ii) all present shareholders; and (iii) investors purchasing shares in this offering.

Assuming 200,000 shares are sold:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Affiliated shareholders	355,000	62.6%	$79,500	24.1%	$0.22
All present shareholders	567,500	73.9%	$130,000	39.4%	$0.23
New investors	200,000	27.1%	$200,000	60.6%	$1.00
Total	767,500	100.0%	$330,000	100.0%	$0.43

Assuming 350,000 shares are sold:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Affiliated shareholders	355,000	38.7%	$79,500	16.6%	$0.22
All present shareholders	567,500	61.9%	$130,000	27.1%	$0.23
New investors	350,000	38.1%	$350,000	72.9%	$1.00
Total	917,500	100%	$480,000	100.0%	$0.52

Assuming 500,000 shares are sold:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Affiliated shareholders	355,000	33.3%	$79,500	12.6%	$0.22
All present shareholders	567,500	53.2%	$130,000	20.6%	$0.23
New investors	500,000	46.8%	$500,000	79.4%	$1.00
Total	1,067,500	100.0%	$630,000	100.0%	$0.59

Selected Financial Data

     We have set forth below certain selected financial data.  The information has been derived from the financial statements, financial information and notes thereto included elsewhere in this prospectus.

Statement of Operations Data:	Inception to September 30,	Nine Months Ended June 30, 2007	Inception through June 30, 2007
	2006	Unaudited	Unaudited

Total Revenues	$ -	$ 10,998	$ 10,998
Operating expenses	28,466	38,223	66,689
Net (loss)	(28,466)	(37,386)	(65,852)
Basic and diluted loss per share	$ (.07)	$ (.08)
Shares used in computing basic and diluted loss per share	412,500	501,667

Balance Sheet Data:	September 30, 2006	June 30, 2007 (unaudited)	At June 30, 2007
		Unadjusted	Adjusted
			Minimum (1)	Maximum (2)
Working capital (deficit)	$ 64,034	$ 4,777	$ 154,777	$ 454,777
Total assets	78,374	75,663	225,663	525,663
Total liabilities	4,340	36,790	36,790	36,790
Stockholders' equity	$ 74,034	$ 38,873	$ 188,873	$ 488,873

_______________________

(1)

Adjusted to give effect to the sale of 200,000 shares for net proceeds of $150,000.

(2)

Adjusted to give effect to the sale of 500,000 shares for net proceeds of $450,000.

Management’s Discussion And Analysis Or Plan Of Operation

Overview

     B2 Health, Inc. (the “Company” or “B2 Health”) was formed and registered as a Delaware corporation on March 8, 2006.  B2 Health was created to bring premium intersegmental traction beds to the healthcare industry by use of its BackrollerTM.  B2 Health operates through its wholly-owned subsidiary, Back 2 Health, Ltd., a Colorado corporation.  We completed our first Backroller sales in March, 2007.

     B2 Health offers its Backroller primarily through a number of regional distributors located throughout the United States.  We chose to market our product though distributors to increase our market reach and achieve faster market penetration.

Plan of Operation

     Upon completion of this offering, we hope to increase production, increase sales and reduce our operating losses, although there is no assurance that we can achieve these goals.  We still face operational challenges to increase our sales and production levels.  The following are the key issues and challenges facing the Company:

*

Production Planning.   It is difficult to project future sales and, as a result, we may have to delay orders or only fill partial orders.  We plan to maintain a revolving inventory so that in the event of rapid increases in sales, we can quickly supply the demand.

*

Lack of Marketing Materials.  We have very limited marketing budgets and are not yet competitive with others in the medical device industry marketing in the amount and quality of marketing materials needed to support our distribution network.

*

Availability of Distributor Agreements and Brand Recognition.   Because we are a new entrant in the industry, we must build brand recognition and stimulate demand through our network of independent, third-party distributors.  While we have informal agreements with two independent sales organizations that deal specifically in the medical device industry, these arrangements are terminable without prior notice.

*	Continued Operating Losses. Our history of operating losses makes it difficult to raise capital for our working capital needs.

     This offering is critical to our future success to improve our working capital.  We believe sales can be increased with increased market penetration of the Backroller, and the creation of new brands and products, although there can be no assurance that our increased focus on marketing will be successful. Investors should not place any certainty upon our business plan.  An increase in net sales and gross profits, if achieved, can reduce net losses only if other operating expenses can be managed effectively. Specifically, general, administration and marketing levels can be increased only as net sales and gross profits increase.  There is no guarantee that we will be able to achieve this plan.

     The following discussion and analysis has been based on a short operating history and should be read in conjunction with our Financial Statements and Notes thereto included herein.

Liquidity and Capital Resources

     As of September 30, 2006, we had a working capital of $64,034 and stockholders’ equity of $74,034 compared with working capital of $4,777 and stockholders’ equity of $38,873 as of June 30, 2007.  The Company’s working capital and stockholder’s equity decreased during this time period due to our losses from current operations.

     The net proceeds of the minimum offering should satisfy our working capital requirements for approximately six months; if the maximum offering is sold, the proceeds should be sufficient to satisfy our working capital needs for 12 months, assuming present levels of operations.  Other than our revolving credit facility discussed below, we have no commitments, understandings or arrangements for any additional working capital.  If this offering is not successful, or if we are unable to secure additional financing to cover our operating losses until break-even operations can be achieved, we may not be able to continue as a going concern.  We are not aware of any trends, events or uncertainties that have or are reasonably likely to have a material impact on our short-term or our long-term liquidity.

     We estimate that we may require as much as approximately $400,000 over the next twelve (12) months to fully implement our existing business plan.  We may require additional funds over the next three years to assist in realizing our goals.  The amount and timing of additional funds required will be dependant on a variety of factors and cannot be determined at this time.  As of the date of this prospectus, the Company has been successful in paying its operating costs from sales of common stock and draws against its revolving credit facility.  We cannot be certain that we will be able to raise any additional capital to fund our ongoing operations.

     In April, 2007, we entered into a Credit Agreement with one of our directors, John Overturf, Jr.  Under the terms of the Credit Agreement, we may borrow up to $50,000 which is repayable together with interest at the rate of 10% per annum.  At Mr. Overturf’s option, advances under the Credit Agreement are repayable either in shares of our common stock, valued at $0.50 per share, or in cash.  In addition, Mr. Overturf will receive a financing fee of ten shares of common stock for every $1,000 in maximum loan balance drawn under the Credit Agreement.  Our obligation to repay advances under the Credit Agreement is secured by a Security Agreement covering all of our tangible and intangible assets.

Overview of Product Distribution

     Our primary method of distribution is through a network of independent local and regional distributors, whose principal business is the distribution of medical devices and, in some cases, other traction beds, and who traditionally have distribution relationships with other medical device developers.  We have no long-term commitments with or from any distributor.  When not available for local or regional distribution, we plan to deliver the Backroller via independent shipping companies.  Our website is used as an advertising channel for the Backroller and is listed in all of the local and regional internet directories.

     We have historically operated with no backlog and, therefore, our ability to predict sales for future periods is limited.

Certain Considerations: Issues and Uncertainties

     We do not provide forecasts of future financial performance or sales volume, although this prospectus contains certain other types of forward-looking statements that involve risks and uncertainties.  Those risks and uncertainties are discussed more fully in the section of this prospectus titled "Risk Factors" and “Forward Looking Statements”.

Sources of Working Capital

     From our inception on March 8, 2006 through June 30, 2007, our primary sources of working capital have come from sale of equity securities and short-term borrowings under our Credit Agreement.

Material Commitments for Capital Expenditures

     Under our current arrangement with our OEM manufacturer, we order Backroller traction beds in increments of 25 units.  Depending upon the size, configuration and features, these units will cost between $45,000 and $55,000.  Payment to our OEM manufacturer is due on a net thirty day basis.

Off Balance Sheet Arrangements

     We do not have any off balance sheet arrangements.

Results of Operations – Period from Inception (March 8, 2006) to June 30, 2007

     From our inception on March 8, 2006 to June 30, 2007, B2 Health had a net loss of $(66,127) as compared to a net loss of $(37,661) for the nine months ended June 30, 2007.

     Our operating expenses consist primarily of salaries, general and administrative expenses.  These fixed recurring commitments represent approximately $6,000 per month, which to date we have paid principally out of working capital derived from sales of equity securities and short-term borrowing.

     We have also incurred deferred offering costs of $32,459 in connection with this offering.

     We contract with an OEM to manufacture our Backroller.  As we have no long term manufacturing commitments or arrangements, we cannot be certain that we will be able to maintain our current gross margins.

Critical Accounting Policies And Estimates

     In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America.  Actual results could differ significantly from those estimates under different assumptions and conditions.  We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results.  We constantly re-evaluate these significant factors and make adjustments where facts and circumstances dictate.

Recent Accounting Pronouncements

     In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. The Company has adopted the provisions of SFAS No. 155, which are effective in general for financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

Business

The Company

     B2 Health, Inc. (the “Company” or “B2 Health”) was formed and registered as a Delaware corporation on March 8, 2006.  B2 Health was created to bring premium intersegmental traction beds to the healthcare industry by use of its BackrollerTM.  B2 Health operates through its wholly-owned subsidiary, Back 2 Health, Ltd., a Colorado corporation.

Business Overview

     We are a medical device company focused on the design, development, manufacturing and marketing of what we believe to be technologically-advanced motorized physical therapy treatment beds for a broad range of back and spinal medical indications.  Our principal product is the Backroller Intersegmental Traction Bed (the “Backroller”).  The Backroller passively exercises spinal muscles and massages paraspinal muscles and tissue, thus providing trainers, physical therapists, doctors, chiropractors and individuals an extremely effective way to relieve back and spinal pain.

     The actions of the Backroller are designed to be helpful in:

•

Relieving back pain or stiffness

•

Providing muscular massage

•

Improving spinal mobility and muscle flexibility

•

Providing linear muscle traction of spine

•

Reliving fatigue, tiredness and tension

•

Improving spinal range of motion

•

Offers better sleep all night long

•

Reducing painful “knots” in the back muscles

•

Contributing to total body relaxation

     The Backroller is easy to use, having been engineered with a variety of user friendly features, including touch screen technology.  It is fully automated and designed with firmware technology and memory for ease of future software upgrades.  We believe the traditional benefits of decompression therapy through traction combined with the actions of the Backroller will enable trainers, physical therapists, doctors, chiropractors and other health service providers to offer an effective pain relieving therapy, while at the same time, generating increased income.

     We sell the Backroller through a network of local and regional third-party wholesale distributors, including independent medical supply and service organizations.  Currently, our greatest demand for the Backroller currently stems from practitioners in the chiropractic, osteopathic and therapeutic fields, as well as from traditional medical doctors.

Market Opportunity

     While we have not conducted any formal market studies, we believe that changing attitudes about alternative, non-invasive health care practices, combined with the rapidly expanding older population, contribute to a robust market opportunity for the Backroller.  Trainers, physical therapists, doctors, chiropractors, and others in the pain management and relief community, can use the Backroller as a highly effective form of back and spine pain management.  Placement opportunities for the Backroller should be particularly good in acute hospital, rehabilitation, and orthopedic settings, because the elderly receive the most treatment in these settings. The growing elderly population is particularly vulnerable to chronic and debilitating conditions that require therapeutic services.  Also, the baby-boom generation is entering the prime age for heart attacks and strokes, increasing the demand for cardiac and physical rehabilitation.

     The Backroller can be supplied directly to chiropractors, physical therapists, physicians, trainers, hospitals and nursing homes.  According to the latest available figures from the Bureau of Labor Statistics (www.bls.gov) (the “BLS”), there were roughly 53,000 practicing chiropractors in the United States in 2004.  Employment of chiropractors is expected to grow through at least 2014 as consumer demand for alternative health care grows.  Because chiropractors emphasize the importance of healthy lifestyles and do not prescribe drugs or perform surgery, chiropractic care is appealing to many health-conscious Americans.  Additionally, chiropractic treatment of the back, neck, extremities, and joints has become more widely accepted.

     The latest available data from the BLS estimates that physical therapists held roughly 155,000 jobs in 2004, and they expect this number to increase as growth in the number of individuals with disabilities or limited function spurs demand for therapy services.  Physicians and surgeons held about 567,000 jobs in 2004; approximately 60% of salaried physicians and surgeons were in offices of physicians, and 16% were employed by private hospitals.  Additionally, there are over 15,400 nursing homes and 5,000 hospitals in the United States.  As the United States population ages, we believe the healthcare market for traction beds will continue to grow.  These factors, combined with widespread interest in alternative, non-invasive health promotion, contribute to a market opportunity for the Backroller.

Business Strategy, Marketing and Distribution

     We believe we are well-positioned for growth in our target markets.  Our sales and marketing strategy is based upon the following considerations:

•

Superior Product Offering.  Our proprietary Backroller contours to the body more naturally and provides better spinal alignment, reduced pressure points, and greater relief of lower back and neck pain than traditional traction beds.  Our innovative product and quality design and craftsmanship distinguishes us from the major manufacturers of intersegmental traction beds in the United States, which we believe offer generally similar products and must compete primarily on price.

•

Significant Growth Opportunities.  We believe we have significant growth opportunities because we have penetrated only a small percentage of our addressable market.  Furthermore, we have recently engaged independent distributors to reach a greater number of consumers and increase our brand awareness.

Based on our strategic initiatives, we are focusing our resources in the following areas:

•

Improving sales and distribution of the Backroller domestically through strengthened relationships with distributors, particularly the high-volume specialty distributors.  We currently have distributor relationships with Med1, based in Denver, CO, an online distributor of medical equipment and supplies; BCK Sales, based out of Denver, Colorado, a distributor of exercise and rehabilitation equipment; and Southwest Medical Supply based out of Phoenix, Arizona.  Med1 has been responsible for 75% of our sales to date.

•

Seeking strategic partnerships to expand our product offerings in the back and spine pain management market.

•

Increasing our brand awareness through targeted marketing and advertising campaigns that further associate our brand name with better back and spine pain management and premium quality products.  These campaigns will consist of emails, direct mailings and participation in medical device and chiropractic conventions.  We also have an interactive website that facilitates brand awareness and direct sales.

•

Continued development of the high quality Backroller design.  See www.back2healthltd.com.

Warranty Policy

     We will provide a standard limited lifetime warranty for the Backrollers primarily covering parts and labor to repair or replace defective components.  We plan to establish reserves for estimated product warranty costs.  These reserves will be based on a historical warranty experience during fiscal year 2007.  As we have only recently begun product sales, we do not have any current product warranty issues.

Competition

     The primary competition in the intersegmental traction bed market is from domestic manufacturers including LSI International and Verteflex, with our main competition coming from Verteflex.  The Backroller offers more features, is easier to use, and comes with a lower price point than any comparable product distributed by Verteflex.  LSI International competes primarily on price, offering a product designed with fewer features and lower quality craftsmanship.  We believe we compete based on our technological sophistication and product quality.  In addition, our products target a lower selling price than the products of our competitors and we offer a limited lifetime warranty, a broader warranty than our competitors.

Intellectual Property

     We have applied for trademark registration for the Backroller.  Although we have not been challenged by any party regarding our use of Backroller as a brand name, there is no assurance that we will receive trademark registration from the U.S. Patent and Trademark Office.  If we cannot obtain an official registration of the Backroller trademark, we believe we hold the right to continue using the Backroller name and brand; however, there is no assurance one or more users will not challenge our use.

     We regard our development technology and proprietary know-how and assets as being very valuable to us, but we have no patent protection to date. We do not expect to obtain any significant patent protection, however, and we intend to rely primarily upon a combination of trade secrets and confidentiality agreements to protect our intellectual property.

     There is no assurance that any measures taken by us to protect our intellectual property will be sufficient or that such property will provide us with any competitive advantage. Competitors may be able to copy valuable features of our products or to obtain information we regard as a trade secret. We are currently not aware of any claims of infringement against us regarding our Backroller or intellectual property rights.

Governmental Regulation

     In the United States, the Federal Drug Administration (the “FDA”) is responsible for regulating firms who manufacture, repackage, relabel, and/or import medical devices sold in the United States.  The Medical Device Amendments of 1976 (the “1976 Act”) gives specific authority to the FDA to regulate the safety and effectiveness of medical devices.  Under the 1976 Act, the FDA classifies a medical device into one of three categories (Class I, II, and III) based on the device’s risk and known facts about the device.  The device classification sets the regulatory requirements for each medical device, with regulatory controls increasing from Class 1 to Class III devices.  The Backroller, as a Class I device, because it is a non-invasive device, is exempt from pre-market notification under section 510(k) of the 1976 Act.   Class I devices are generally lower risk products for which sufficient information exists establishing that general regulatory controls provide reasonable assurance of safety and effectiveness.   Most Class I devices are exempt from the requirement for pre-market notification under section 510(k) of the Federal Food, Drug, and Cosmetic Act.  Failure to comply with applicable FDA regulatory requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines, and criminal prosecutions.  Any such action by the FDA could materially adversely affect our ability to successfully market our products.

     Advertising and other forms of promotion and methods of marketing of the products are subject to regulation by the Federal Trade Commission ("FTC") under the Federal Trade Commission Act ("FTC Act").  Section 5 of the FTC Act prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce.  Section 12 of the FTC Act provides that the dissemination or the causing to be disseminated of any false advertisement pertaining to, among other things, drugs, cosmetics, devices or foods, is an unfair or deceptive act or practice.  Pursuant to this FTC requirement, we are required to have adequate substantiation for all advertising claims made about our products. The type of substantiation required depends upon the product claims made.

     If the FTC has reason to believe the law is being violated (e.g., the manufacturer or distributor does not possess adequate substantiation for product claims), it can initiate an enforcement action.

The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process authority, cease and desist orders, and injunctions.  FTC enforcement could result in orders requiring, among other things, limits on advertising, consumer redress, divestiture of assets, rescission of contracts, and such other relief as may be deemed necessary.  Violation of such orders could result in substantial fines or other penalties.

     We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future.  They could include, however, requirements for the reformulation of certain products to meet new standards, the recall or discontinuance of certain products, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and additional scientific substantiation.

Description Of Property

     While our mailing address is that of one of our directors, Mr. Overturf, we in fact do not presently maintain executive offices at any location.

     Our inventory of completed but unsold Backrollers is warehoused with Med1, one of our distributors.  Med1 will add a fee on each unit shipped to a designated customer as compensation for the warehousing service.

Research and Development

     Our research and development team is lead by Mr. Rusty Munn, manufacturing designer of the Backroller, and John B. Quam, our President.  We will use market input to develop products that solve specific problems as well as provide superior benefits to end-users.

Employees

       As of July 30, 2006, we had a total of one (1) part-time employee.  The part-time employee is John B. Quam.  Currently, Mr. Quam devotes 80% of his time to the day-to-day operations of the Company.  Given adequate capital, we would like to hire additional marketing and sales personnel.

Corporate Contact Information

     Our principal executive offices are located at 7750 N. Union Blvd., Suite 201, Colorado Springs, Colorado 80920, and our telephone number at that address is (719) 266-1544.  Our website address is http://www.back2healthltd.com.  The reference to this website address does not constitute incorporation by reference of the information contained therein.  We have included our web site address as a factual reference and do not intend it to be an active link to our web site.

Legal Proceedings

       There are no material legal proceedings in which either we or any of our affiliates are involved which could have a material adverse effect on our business, financial condition or future operations.

Market For Common Equity And Related Stockholder Matters

Market Information

There currently exists no public trading market for our securities.  We do not intend to develop a public trading market until our offering has terminated.  There can be no assurance that a public trading market will develop at that time or be sustained in the future.  Without an active public trading market, you may not be able to liquidate your investment without considerable delay, if at all.  If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations.  Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock.  Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

Upon completion of this offering, we intend to apply to have our common stock quoted on the OTC Bulletin Board.  No trading symbol has yet been assigned.

Rules Governing Low-Price Stocks that May Affect Our Shareholders' Ability to Resell Shares of Our Common Stock

Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions.  Our common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.  In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Holders

As of the date of this prospectus, we have seven (7) shareholders of record of the Company’s common stock.

Rule 144 Shares

A total of 500,000 shares of the common stock are available for resale by our shareholders to the public, if sold in accordance with the volume and trading limitations of Rule 144 (e) of the Securities Act.  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of our common stock then outstanding which, in this case, will equal approximately 5,675 shares as of the date of this prospectus; or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.  Sales under Rule 144 must be made through a market maker or broker-dealer into the public trading market for the shares, and therefore are dependent upon the existence of such a public trading market, which has not yet developed.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our Company. Under Rule 144(k), a person who is not one of the Company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Dividends.

As of the filing of this prospectus, we have not paid any dividends to our shareholders.  There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future. Delaware General Corporation Law, however, prohibits us from declaring dividends where, after giving effect to the distribution of the dividend, we would not be able to pay our debts as they become due in the usual course of business; or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Management

Directors, executive officers, promoters and control persons

       Our executive officers, key employees and directors and their respective ages and positions are set forth below:

Name	Age	Position

John B. Quam	43	President and Director

John Overturf, Jr.	46	Director

________________________________

John Bernett Quam, age 43, has been the President of B2 Health, Inc. since its inception on March 8, 2006.  When not engaged in the business of the Company, he maintains his position as Director of Sales with Charles Jacquin Liquor Distiller, where he has been employed since August of 1994 and is paid a monthly salary of approximately $11500.  He was President and Chief Executive Officer of New World Publishing from June 1996 to April 1999.  He also served as a member on the Board of Directors for New World Publishing from June 1996 to April 1999.  Mr. Quam attended the University of Colorado, where he received a Bachelor’s of Science degree in Earth Sciences.

John Overturf, Jr, age 46, has been a Director of B2 Health, Inc. since its inception on March 8, 2006.  He currently serves as President of three companies: Combined Penny Stock Fund (OTCBB: PENY) since 1999; R.O.I., Inc., a private investment company, since 1985; and Prospector Capital, a private publishing company, since 2002.  He also serves as a Director of Combined Penny Stock Fund and BioSource International (NASDAQ: BIOI) since 1993.  He served as Director for OnSource Corporation in 2004.  He received a degree in Finance from the University of Northern Colorado.

     During the last five years none of our directors or officers have:

a.

had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

b.	been convicted in a criminal proceeding or subject to a pending criminal proceeding;

c.

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

d.

been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Our executive officers are elected annually at the annual meeting of our Board of Directors held after each annual meeting of shareholders.  Our directors are elected annually at the annual meeting of our shareholders.  Each director and executive officer will hold office until his successor is duly elected and qualified, until his resignation or until he shall be removed in the manner provided by our by-laws.

We currently do not have standing audit, compensation or nominating committees of the Board of Directors.  We plan to form audit, compensation and nominating committees when it is necessary to do so to comply with federal securities laws or to meet listing requirements of a stock exchange or the Nasdaq Capital Market.

There do not exist any family relationships among our directors.  Additionally, there do not exist any arrangements or understandings between any director and any other person pursuant to which any director was elected as such.

2006 Equity Incentive Plan

On August 7, 2006, we adopted our 2006 Equity Incentive Plan for our officers, directors and other employees, plus outside consultants and advisors.  Under the Equity Incentive Plan, our employees, outside consultants and advisors may receive awards of non-qualified options and incentive options, stock appreciation rights or shares of stock.  As required by Section 422 of the Internal Revenue Code of 1986, as amended, the aggregate fair market value of our common stock underlying incentive stock options granted to an employee exercisable for the first time in any calendar year may not exceed $100,000.  The foregoing limitation does not apply to non-qualified options.  The exercise price of an incentive option may not be less than 100% of the fair market value of the shares of our common stock on the date of grant.  The same limitation does not apply to non-qualified options.  An option is not transferable, except by will or the laws of descent and distribution.

If the employment of an optionee terminates for any reason, (other than for cause, or by reason of death, disability or retirement), the optionee may exercise his options within a 90-day period following such termination to the extent he was entitled to exercise such options at the date of termination.  A maximum of 100,000 shares of our common stock are subject to the Equity Incentive Plan.  As of the date of this prospectus, no options, stock appreciation rights or bonus stock have been granted under the 2006 Equity Incentive Plan. The purpose of the Equity Incentive Plan is to provide employees, including our officers and employee directors, and non-employee consultants and advisors, with an increased incentive to make significant and extraordinary contributions to our long-term performance and growth, to join their interests with the interests of our shareholders, and to facilitate attracting and retaining employees of exceptional ability.

The Equity Incentive Plan may be administered by the Board or in the Board's sole discretion by the Compensation Committee of the Board or such other committee as may be specified by the Board to perform the functions and duties of the Committee under the Equity Incentive Plan. Subject to the provisions of the Equity Incentive Plan, the Committee and the Board shall determine, from those eligible to be participants in the Equity Incentive Plan, the persons to be granted stock options, stock appreciation rights and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any stock option, stock appreciation rights and restricted stock.

Director Compensation

Under our 2006 Equity Incentive Plan, each of our directors and officers is eligible to receive options to purchase shares of our common stock.  To date, no option grant has been made to any director or officer.  We plan to make annual grants to directors in the future, but the basis of such grants has not yet been established.

Executive Compensation

The following table and discussions summarize all plan and non-plan compensation earned by or paid to our President for the period ending December 31, 2006.  No other executive officer received total annual salary and bonus of at least $100,000 during that period.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Options Awards	Non equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John. B. Quam; President	2006	$48,000	-0-	-0-	-0-	-0-	-0-	-0-	$48,000

Our President, Mr. Quam, is our only salaried executive officer.  He is compensated at the rate of $48,000 per year for his part-time service as President of the Company.  Mr. Quam devotes approximately 80% of his time and attention to the business of the Company.

No executive officer will receive perquisites and other personal benefits which, in the aggregate, exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus paid during the fiscal year.

The following table summarizes information related to grants of stock options (whether or not in tandem with SARs) and freestanding SARs made during the last completed fiscal year to each of the named executive officers specified below:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John B. Quam; President	0	0	0	0	0	0	0	0	0
John Overturf, Jr.	0	0	0	0	0	0	0	0	0

Options are in the money if the market value of the shares covered thereby is greater than the option exercise price.  Based on the estimated fair market value of the common stock at July 30, 2006, of $1.00 per share, less the exercise price.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John B. Quam; Director and President	0	2,500	0	0	0	0	2,500
John Overturf, Jr.; Director	0	2,500	0	0	0	0	2,500

Employment and Consultation Agreements

       We do not have any written employment agreements with any of our executive officers or key employees, nor do we have or maintain key man life insurance on any of our employees.

Indemnification For Securities Act Liabilities

Limitation On Directors' Liability

       Our certificate of incorporation limits the liability of a director for monetary damages for his conduct as a director, except for:

*	Any breach of the duty of loyalty to us or our stockholders,

*	Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,

*	Dividends or other distributions of corporate assets from which the director derives an improper personal benefit.

*	Liability under federal securities law

The effect of these provisions is to eliminate our right and the right of our stockholders (through stockholder's derivative suits on our behalf) to recover monetary damages against a director for breach of his fiduciary duty of care as a director, except for the acts described above.  These provisions do not limit or eliminate our right or the right of a stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care.

Our certificate of incorporation also provides that we shall indemnify, to the full extent permitted by Delaware law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents.  The indemnification is against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons in accordance with these provisions, or otherwise, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Certain Relationships and Related Transactions

Effective March 24, 2006, we issued 250,000 founders shares for an aggregate consideration of $2,500.  Two of the investors who acquired founder’s shares are listed below.

Name

Number of Shares

Consideration

John B. Quam

50,000

$500.00

John R. Overturf, Jr.

50,000

$500.00

Also effective March 24, 2006, we issued an additional 250,000 shares for aggregate consideration of $100,000 to two investors as set forth below.

Name

Number of Shares

Consideration

Triumph Capital, Inc.

125,000

$50,000.00

John R. Overturf, Jr.

125,000

$50,000.00

In September, 2006, we redeemed 62,500 shares from Triumph Capital, Inc., in consideration of payment in the amount of $25,000.  We then sold an additional 62,500 shares to the Calendrella Family Foundation, a Colorado not-for-profit corporation, in consideration of $25,000.

Effective April, 2007 we issued an additional 5,000 shares in consideration of services rendered to the Company to the following:

Name

Number of Shares

Consideration

John Quam

2,500

    Services

John R. Overturf, Jr.

2,500

Services

In April 2007, the Company entered into a Credit Agreement (the “Credit Agreement”) with John R. Overturf, Jr., one of our directors and principal shareholders.  Specifically, Mr. Overturf made a credit facility available to the Company in the maximum amount of $50,000.  Pursuant to the terms of the Credit Agreement, Mr. Overturf will make loans to the Company, each an Advance, in such amounts as the Company may request from time to time.  When needed, the Company will use these Advances to finance its operations.   Interest will accrue on the daily outstanding credit balance at the rate of ten percent (10%) per annum.  Interest, including default interest, is payable either in cash or in shares of the Company’s common stock valued at $0.50 per share, at the option of Mr. Overturf.  In addition, as additional consideration to Mr. Overturf for making the Advances , Mr. Overturf is entitled to a financing fee of 10 shares of common stock of the Company for every $1,000 of the maximum credit balance under the Credit Agreement.  Our obligation under the Credit Agreement is secured by a security interest covering all of the Company’s tangible and intangible assets.

Security Ownership of Management and Principal Stockholders

The following table sets forth information with respect to beneficial ownership of our common stock by:

*	each person who beneficially owns more than 5% of the common stock;
*	each of our executive officers named in the Management section;
*	each of our Directors; and
*	all executive officers and Directors as a group.

The table shows the number of shares owned as of September 1, 2007 and the percentage of outstanding common stock owned as of September 1, 2007.  Each person has sole voting and investment power with respect to the shares shown, except as noted.

		Percent of Class (2)
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2) (7)	Before Offering(3) (7)	After Offering (Minimum) (4)(5) (7)	After Offering (Maximum) (4)(6) (7)

John R. Overturf, Jr	177,500	35.1%	25.4%	17.8%
John B. Quam	52,500	10.4%	7.5%	5.3%
Triumph Capital, Inc.	62,500	12.4%	8.9%	6.3%
Calandrella Family Foundation	62,500	12.4%	8.9%	6.3%
Glynn Hopkins, II 10940 S. Parker Road # 427 Parker, CO 80134	50,000	9.9%	7.1%	5.0%
Harlan B. Munn, III 5758 Singletree Lane Parker, CO 80134	50,000	9.9%	7.1%	5.0%
All officers and directors as a group (two persons)	230,000	45.5%	32.9%	23%

____________________________

(1)	Unless otherwise stated, address is 7750 N. Union Blvd., Suite 201, Colorado Springs, CO 80920.
(2)

Under SEC Rules, we include in the number of shares owned by each person the number of shares issuable under outstanding options or warrants if those options or warrants are exercisable within 60 days of the date of this prospectus.  In calculating percentage ownership, we calculate the ownership of each person who owns exercisable options by adding (i) the number of exercisable options for that person only to (ii) the number of total shares outstanding and dividing that result into (iii) the total number of shares and exercisable options owned by that person.

(3)	Shares and percentages beneficially owned are based upon 556,700 shares outstanding on June 30, 2007.
(4)	Assumes shareholder did not purchase any shares in the offering.
(5)	Assumes 767,500 shares outstanding.
(6) (7)	Assumes 1,067,500 shares outstanding. Does not include shares to be issued under the Credit Agreement between John Overturf, Jr. and the Company, dated April 3, 2007.

The Offering

       We are offering on a best efforts basis up to 500,000 shares of our common stock on a 200,000 minimum, 500,000 share maximum basis at an offering price of $1.00 per share.  The terms of the offering are as follows:

*

We are offering the shares to the public through our officers and directors, and will rely primarily on the efforts of John Quam, President and Director of the Company.  No sales commission will be paid to our officers and directors.  We do not presently intend to use the services of any broker-dealer or investment banking firm in the offering.

*

Until we have sold at least 200,000 shares of common stock, we will not accept subscriptions for any shares.  None of our officers, directors or promoters will purchase shares in the offering in order to achieve the minimum offering amount.  All proceeds of the offering will be deposited in an escrow account with Corporate Stock Transfer, Inc., our transfer agent.  If we are unable to sell at least 200,000 shares before the offering ends, we will return all funds, without interest or deduction, to subscribers promptly following the end of the offering.

*

We have the right to completely or partially accept or reject any subscription for shares offered in this offering, for any reason or for no reason.  The offering will remain open until the earlier of all of the shares are sold or 90 days from the date of this prospectus, which may be extended by us, in our discretion, for an additional 90 days.  We may decide to cease selling efforts at any time prior to such date if our Board of Directors determines that there is a better use of funds and management time than the continuation of this offering.

*

If this offering is not oversubscribed, within a reasonable time after effectiveness, we plan to accept all subscriptions as soon as reasonably practicable.  If this offering is oversubscribed or appears likely to be oversubscribed within a reasonable time after effectiveness, we plan to allocate the shares among subscribers in our sole discretion.

All proceeds of the offering will be deposited with and held by Corporate Stock Transfer, Inc., our transfer agent, under the terms of an Fund Escrow Agreement, which will establish a segregated account for that purpose.  Provided we achieve at least the minimum offering, when the offering terminates, all proceeds will be paid to us.  If we do not achieve at least the minimum offering, when the offering terminates, Corporate Stock Transfer, Inc. will return all funds to subscribers, without deduction or interest.   We have agreed to pay Corporate Stock Transfer, Inc., a fee of $2,500 to serve as escrow agent, and to indemnify it from liability that might arise as a result of serving as escrow agent.

We will reimburse our officers and directors for expenses incurred in connection with the offer and sale of shares in this offering.  All of our officers and directors are relying on Rule 3a4-1 of the Securities and Exchange Act of 1934 as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the shares.  In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must be in compliance with all of the following:

-	Not be subject to a statutory disqualification;

-	Not be compensated in connection with such selling participation by payment of commission or other payments based either directly or indirectly on such transactions;

-	Not be an associated person of a broker-dealer;

-	Restrict participation to transactions involving offers and sale of the shares;

-

Perform substantial duties for us after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and

-	Restrict participation to written communications or responses to inquiries of potential purchasers.

We believe that each of our officers and directors qualifies to rely upon the foregoing safe harbor.  Our officers and directors have no current plans to purchase shares in the offering.

       How to Invest in the Offering

       Prior to effectiveness, no one may purchase any shares in this offering.  Following the effectiveness of this offering, in order to purchase shares in this offering, an investor must:

*	Execute and deliver to us a subscription agreement that will provided by us to investors.

*

Deliver the subscription agreement to us at the same time that you deliver payment of the subscription amount for your shares.  All payments should be made payable to the order of "B2 Health, Inc., Escrow Account."

*	Deliver a signed subscription agreement and payment of the subscription amount to Corporate Stock Transfer, Inc. as follows:

Corporate Stock Transfer, Inc. 3200 Cherry Creek Drive South, Suite 430 Denver, CO 80209 Attention: Carylyn K. Bell

*

Following the effectiveness of this offering, an investor can request a paper copy of the subscription agreement and prospectus by calling us, writing to us, or e-mailing us at the number and address listed in this prospectus.

We intend to deliver to investors certificates for their shares within 30 days of accepting their subscription agreements.

Description of Securities

We are authorized to issue up to 50,000,000 shares of $.0001 par value common stock and 10,000,000 shares of $.0001 par value preferred stock.  As of September 1, 2007, 567,500 shares of common stock and no shares of preferred stock were issued and outstanding, and there were approximately five (5) shareholders of record.

Common Stock

Each holder of common stock is entitled to one vote for each share held of record.  There is no right to cumulative voting of shares for the election of directors.  The shares of common stock are not entitled to pre-emptive rights and are not subject to redemption or assessment.  Each share of common stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor.  Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro-rata, our assets which are legally available for distribution to shareholders.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of $.0001 par value preferred stock.  Our preferred stock can be issued in one or more series as may be determined from time-to-time by our Board of Directors.  In establishing a series our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof.  All shares of any one series shall be alike in every particular.  Our Board of Directors has the authority, without shareholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:

*	the rate of distribution,

*	the price at and the terms and conditions on which shares shall be redeemed,

*	the amount payable upon shares for distributions of any kind,

*	sinking fund provisions for the redemption of shares,

*	the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and

*	voting rights except as limited by law.

We could authorize the issuance of additional series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common shareholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock.  Our common shareholders have no redemption rights.  In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner.  Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of the corporation's voting stock.  The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our common and preferred stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209.

Reports to Shareholders

We intend to furnish annual reports to shareholders that will include audited financial statements reported on by our independent certified public accountants.  In addition, we will issue unaudited quarterly or other interim reports to shareholders, as we deem appropriate.

Shares Eligible For Future Sale

Prior to the offering, there has been no public market for our common stock.  If a public trading market develops, of which there can be no assurance, future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices.

Upon completion of the offering, we will have between 767,500 and 1,067,500 shares of common stock outstanding, depending on how many shares are sold in the offering.  Of the 567,500 shares currently outstanding, 505,000 shares All 567,500 shares which were outstanding prior to this offering are "restricted securities" under the Securities Act and may not be resold except pursuant to an exemption from the registration requirements of the Securities Act, including Rule 144.  The remaining 67,500 shares are treasury stock.  All of the shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares owned by our officers, directors, and major shareholders, which will be subject to certain resale limitations of Rule 144 promulgated under the Securities Act.

Legal Matters

The validity of the issuance of the common stock offered hereby will be passed upon for us by Clifford L. Neuman, P.C. of Boulder, Colorado.

Experts

Our financial statements for the year ended December 31, 2006 have been included herein in reliance on the reports of Ronald R. Chadwick, P.C., certified public accountant, appearing elsewhere herein, given upon the authority of that firm as experts in auditing and accounting.

Additional Information

We will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).  You may read and copy any document we file at the Commission's Public Reference Rooms, 100 F Street, NE, Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

For further information about us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement.  You can review a copy of the Registration Statement and its exhibits at the public reference rooms maintained by the Commission and on the Commission's Website as described above.

B2 HEALTH, INC.

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006 &

June 30, 2007 (Unaudited)

B2 HEALTH, INC.

RONALD R. CHADWICK, P.C.

Certified Public Accountant

2851 South Parker Road, Suite 720

Aurora, Colorado  80014

Telephone (303)306-1967

Fax (303)306-1944

Board of Directors

B2 Health, Inc.

Colorado Springs, Colorado

I have audited the accompanying consolidated balance sheet of B2 Health, Inc., a development stage company, as of September 30, 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from March 8, 2006 (inception) through September 30, 2006. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of B2 Health, Inc. as of September 30, 2006, and the consolidated results of its operations and its cash flows for the period from March 8, 2006 (inception) through September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

Aurora, Colorado

/s/ Ronald R. Chadwick

October 27, 2006

RONALD R. CHADWICK, P.C.

B2 HEALTH, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

ASSETS
		June 30, 2007
	Sept. 30, 2006	(Unaudited)
Current assets

Cash	$ 68,374	$ 7,685
Acccounts Receivable	-	3,400
Inventory	-	30,482
Total current assets	68,374	41,567

Fixed Assets		1,693
Acummulated Depreciation		(56)
Deferred offering costs	10,000	32,459
	10,000	34,096

Total Assets	$ 78,374	$ 75,663

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Accrued payables	$ 4,340	$ 21,515
Notes Payable	-	15,000
Interest Payable		275
Total current liabilities	4,340	36,790

Total Liabilities	4,340	36,790

Stockholders' Equity
Preferred stock, $.0001 par value;
10,000,000 shares authorized; none issued and outstanding
Common stock, $.0001 par value;	-	-
50,000,000 shares authorized;
562,500 shares issued and 500,000 outstanding (2006)
and 567,500 shares issued and 500,000 shares outstanding (2007)	56	57
Additional paid in capital	127,444	129,943
Treasury stock at cost (62,500 shares)	(25,000)	(25,000)
Deficit accumulated during the development stage	(28,466)	(66,127)
Total Stockholders' Equity	74,034	38,873

Total Liabilities and Stockholders' Equity	$ 78,374	$ 75,663

The accompanying notes are an integral part of these consolidated financial statements

B2 HEALTH, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

			Mar. 8, 2006
			(Inception of
	Mar. 8, 2006	Nine Months	Dev. Stage)
	(Inception)	Ended	Through
	Through	June 30, 2007	June 30, 2007
	Sept. 30, 2006	(Unaudited)	(Unaudited)

Sales	$ -	$ 10,998	$ 10,998
Cost of goods sold		10,161	10,161

Gross profit		837	837

Operating expenses:
Depreciation expense		56	56
General and administrative	28,466	38,167	66,633
	28,466	38,223	66,689

Gain (loss) from operations	(28,466)	(37,386)	(65,852)

Other income (expense)
Interest expense	-	(275)	(275)

Income (loss) before provision for income taxes	(28,466)	(37,661)	(66,127)

Provision for income tax	-	-	-

Net income (loss)	$ (28,466)	$ (37,661)	$ (66,127)

Net income (loss) per share
(Basic and fully diluted)	$ (0.07)	$ (0.08)

Weighted average number of
common shares outstanding	412,500	501,667

The accompanying notes are an integral part of these consolidated financial statements

B2 HEALTH, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

					Deficit
					Accum.
					During the	Stock-
	Common Stock		Paid In	Treasury	Development	holders'
	Shares	Amount	Capital	Stock	Stage	Equity

Balances at March 8, 2006	-	$ -	$ -	$ -	$ -	$ -

Sales of common stock	562,500	56	127,444			127,500

Repurchase of 62,500 shares
into treasury at cost from
a related party				(25,000)		(25,000)

Gain (loss) for the period					(28,466)	(28,466)

Balances at September 30, 2006	562,500	$ 56	$ 127,444	$ (25,000)	$ (28,466)	$ 74,034

Compensatory stock issuance	5,000	1	2,499			2,500

Gain (loss) for the period					(37,661)	(37,661)

Balances at June 30, 2007 -
(Unaudited)	567,500	$ 57	$ 129,943	$ (25,000)	$ (66,127)	$ 38,873

The accompanying notes are an integral part of these consolidated financial statements

B2 HEALTH, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Mar. 8, 2006
			(Inception of
	Mar. 8, 2006	Nine Months	Dev. Stage)
	(Inception)	Ended	Through
	Through	June 3, 2007	June 30, 2007
	Sept. 30, 2006	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net income (loss) during the development stage	$ (28,466)	$ (37,661)	$ (66,127)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Depreciation		56	56
Accounts receivable		(3,400)	(3,400)
Inventory		(30,482)	(30,482)
Accrued payables	4,340	17,450	21,790
Compensatory stock issuance		2,500	2,500

Net cash provided by (used for)
operating activities	(24,126)	(51,537)	(75,663)

Cash Flows From Investing Activities:
Fixed assets		(1,693)	(1,693)
Deferred offering costs	(10,000)	(22,459)	(32,459)
Treasury stock purchase	(25,000)	-	(25,000)
Net cash provided by (used for)
investing activities	(35,000)	(24,152)	(59,152)

Cash Flows From Financing Activities:
Notes payable - borrowings		15,000	15,000
Sales of common stock	127,500		127,500
Net cash provided by (used for)
financing activities	127,500	15,000	142,500

Net Increase (Decrease) In Cash	68,374	(60,689)	7,685

Cash At The Beginning Of The Period	-	68,374	-

Cash At The End Of The Period	$ 68,374	$ 7,685	$ 7,685
Schedule Of Non-Cash Investing And Financing Activities
None
Supplemental Disclosure
Cash paid for interest	$ -	$ -	$ -
Cash paid for income taxes	$ -	$ -	$ -

The accompanying notes are an integral part of these consolidated financial statements

B2 HEALTH, INC.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 8, 2006 (Inception) Through September 30, 2006,

Nine Months Ended June 30, 2007 (Unaudited),

And For The Period From March 8, 2006 (Inception)

Though June 30, 2007 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

B2 Health, Inc. (the “Company”), was incorporated in the State of Delaware on March 8, 2006. The Company plans to design and manufacture specialized chiropractic tables. The Company is currently in the development stage and has no significant operations to date.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of B2 Health, Inc. and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of nine months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At September 30, 2006 the Company had no balance in its allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated under accelerated methods over each item's estimated useful life.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion

B2 HEALTH, INC.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 8, 2006 (Inception) Through September 30, 2006,

Nine Months Ended June 30, 2007 (Unaudited),

And For The Period From March 8, 2006 (Inception)

Though June 30, 2007 (Unaudited)

or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheet, approximates fair value.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. The Company has adopted the provisions of SFAS No. 155, which are effective in general for financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

In March 2006, the FASB issued SFAS No. 156 "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The Company has adopted the provisions of SFAS No. 156, which are effective in general for an entity's fiscal year beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

NOTE 2. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses and other items. Loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

B2 HEALTH, INC.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 8, 2006 (Inception) Through September 30, 2006,

Nine Months Ended June 30, 2007 (Unaudited),

And For The Period From March 8, 2006 (Inception)

Though June 30, 2007 (Unaudited)

The Company accounts for income taxes pursuant to SFAS 109. The components of the Company’s deferred tax assets and liabilities are as follows:

	September 30, 2006	June 30, 2007
Deferred tax liability	$ -	$ -
Deferred tax asset arising from:
Net operating loss carry-forwards	5,693	13,225
	5,693	13,225
Valuation allowance	(5,693)	(13,225)

Net Deferred Taxes	$ -	$ -

Income taxes at Federal and state statutory rates are reconciled to the Company’s actual income taxes as follows:

	September 30, 2006	June 30, 2007
Tax at federal statutory rate (15%)	$ (4,270)	$ (5,649)
State income tax (5%)	(1,423)	(1,883)
Book to tax differences	-	-
Change in valuation allowance	5,693	7,532

	$ -	$ -

NOTE 3.  STOCK OFFERING

The Company is currently planning a stock offering for up to 500,000 shares of its common stock. The offering will be conducted on a 200,000 share minimum, 500,000 share maximum, best efforts, and all-or-none basis at an offering price of $1.00 per share. Each investor must purchase a minimum of 500 shares, for a minimum investment of $500. The costs of this offering through June 30, 2007 amounted to $32,459. This amount will reduce the offering proceeds if the offering is successful, or will be deducted as part of operations if the offering is unsuccessful.

You should rely only on the information contained in this document or that we have referred you to.  We have not authorized anyone to provide you with information that is different.  This Prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

B2 Health, Inc.

500,000 Shares of Common Stock

__________________, 2007

Until ______ 2007 (90 days after the date of this prospectus), all dealers effecting transactions in the shares offered by this prospectus - whether or not participating in the offering - may be required to deliver a copy of this prospectus.  Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

TABLE OF CONTENTS
	Page
Prospectus Summary	1
Risk Factors	7
Use of Proceeds	19
Dividend Policy	21	____________________________
Capitalization	22
Dilution	23	Prospectus
Selected Financial Data	25	____________________________
Management Discussion	26
Business	29
Management	36	_______ ___, 2007
Certain Transactions	41
Principal Stockholders	42
Description of Securities	45
Legal Matters	47
Experts	47
Additional Information	47

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

       a.       The Company's Certificate of Incorporation permit and its By-laws require the Company to indemnify officers and directors to the fullest extent permitted by the Delaware Business Corporation Law (the “DBCA”).  The Company has also entered into agreements to indemnify its directors and executive officers to provide the maximum indemnification permitted by Delaware law.  These agreements, among other provisions, provide indemnification for certain expenses (including attorney fees), judgments, fines and settlement amounts incurred in any action or proceeding, including any action by or in the right of the Company.

Article XIIII of the Company's By-laws permits the Company to indemnify its directors, officers, employees and agent to the maximum extent permitted by the DBCA.  Section 317 of the DBCA provides that a corporation has the power to indemnify and hold harmless a director, officer, employer, or agent of the corporation who is or is made a party or is threatened to be made a party to any threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss actually and reasonably incurred by such person in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.  If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably in connection therewith.

If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if such person acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and its stockholders.  There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite such adjudication but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Where any such person is successful in any such proceeding, such person is entitled to be indemnified against expenses actually and reasonably incurred by him or her.  In all other cases (unless order by a court), indemnification is made by the corporation upon determination by it that indemnification of such person is proper in the circumstances because such person has met the applicable standard or conduct.

A corporation may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the person is not eligible for indemnification.

The indemnification rights provided in Section 317 of the DBCA are not exclusive of additional rights to indemnification for breach of duty to the corporation and its stockholders to the extent additional rights are authorized in the corporation’s articles of incorporation and are not exclusive of any other rights to indemnification under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, with as to action in his or her office and as to action in another capacity which holding such office.

*     *     *

          b.      Article VII, Section 1 of Registrant's Certificate of Incorporation provide that the corporation may indemnify each director, officer, and any employee or agent of the corporation, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation to the extent permitted by the law as recited above in subparagraph (a).

          c.      Article VII, Section 2 of Registrant's Certificate of Incorporation provides, in part:

          No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director.

          Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit.  No amendment to or repeal of this Section 2 of Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Item 25.    Other Expenses of Issuance and Distribution

       The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

SEC Filing Fee	$ 100
Printing Expenses	2,500
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	32,400
Blue Sky Fees and Expenses	2,500
Registrar and Transfer Agent Fee	500
Miscellaneous	2,000
Total	$ 50,000

Item 26.    Recent Sales of Unregistered Securities

          1.           In June 2006, we sold to three non-affiliated investors and two affiliated investors an aggregate of 250,000 shares of common stock in consideration of $2,500, consisting of $2,500 in cash. The investors were of Harlan B. Munn III, Glynn Hopkins II, John B. Quam, Stephen G. Calandrella, and John R. Overturf, Jr.  Each investor executed a subscription agreement attesting that he/she/it qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act, or had such knowledge and experience in financial and business matters that their were capable of evaluating the merits and risks of the investment.  The securities, which were taken for investment purposes and were subject to appropriate transfer restrictions and restrictive legend, were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

          2.           In June 2006, we also issued to one non-affiliated investor and one non-affiliated investor an aggregate of 250,000 shares for total consideration of $100,000. The investors were Stephen G. Calandrella, and John R. Overturf, Jr.  Each investor executed a subscription agreement attesting that he/she/it qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act, or had such knowledge and experience in financial and business matters that their were capable of evaluating the merits and risks of the investment.  The securities, which were taken for investment purposes and were subject to appropriate transfer restrictions and restrictive legend, were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

         3.           In April, 2007, we issued to our two directors, 2,500 shares each in consideration of services to the Company valued at $.0001 per share.  Each of the subscribers qualified as a “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.  The securities, which were taken for investment purposes and were subject to appropriate transfer restrictions and restrictive legend, were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

Item 27.     Exhibits

      The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

Number	Description
3.1	Certificate of Incorporation of B2 Health, Inc. dated March 8, 2006	Filed herewith
3.2	By-Laws of B2 Health, Inc.	Filed herewith
5	Opinion re: Legality	Filed herewith
10.1	Equity Incentive Plan	Filed herewith
10.2	Manufacturing Agreement between Back 2 Health, Ltd. and Technology Driven Products, Inc., dated February 20, 2007	Filed herewith

10.3	Nondisclosure Agreement between Back 2 Health, Ltd. and Precision Metal Manufacturing, Inc. dated February 6, 2007.	Filed herewith
10.4	Redemption Agreement between B2 Health, Inc. and Triumph Capital, Inc., dated September, 2006.	Filed herewith
10.5	Form of Subscription Agreement	Filed herewith
10.6	Credit Agreement dated April 3, 2007	Filed herewith
10.7	Fund Escrow Agreement	Filed herewith
10.8	General Security Agreement	Filed herewith
23.1	Consent of Clifford L. Neuman, PC	Consent included in Exhibit 5
23.2	Consent of Independent Registered Public Accountants	Filed herewith

Item 28.    Undertakings

       The undersigned Registrant hereby undertakes:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(2) The small business issuer hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(3)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(4)  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)  The undersigned registrant hereby undertakes that:

(i)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 4249b)(1) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Colorado Springs, Colorado, on the10th day of September, 2007.

B2 HEALTH, INC.,
a Delaware corporation

By: /s/ John Quam_______________
John Quam, President

  POWER OF ATTORNEY

       Each of the undersigned officers and directors of B2 Health, Inc., hereby constitutes and appoints John Quam, President and Director of the Company, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form SB-2, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with B2 Health, Inc. and on the dates indicated.

Signature	Title	Date

/s/ John B. Quam_________ John B. Quam	President and Director	September 10, 2007

/s/ John Overturf, Jr.______ John Overturf, Jr.	Director	September 11, 2007